Exhibit 21.1

LIST OF SIGNIFICANT SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES OF HYWIN HOLDINGS LTD.

Subsidiaries	Jurisdiction of Incorporation	Percentage owned by Registrant
Hywin Wealth Global Limited	British Virgin Islands	100%
Hywin Wealth International Limited (海银财富国际有限公司)	Hong Kong	100%
Hywin Enterprise Management Consulting (Shanghai) Co., Ltd. (海银企业管理咨询（上海）有限公司)	PRC	100%

Consolidated Variable Interest Entities (“VIEs”)	Jurisdiction of Incorporation	Percentage owned by Registrant
Hywin Wealth Management Co., Ltd.* (海银财富管理有限公司)	PRC	100%
Shenzhen Panying Asset Management Co., Ltd.* (深圳市磐盈资产管理有限公司)	PRC	100%
Shanghai Hywin Network Technology Co., Ltd.* (上海海银网络科技有限公司)	PRC	100%

Subsidiaries of Consolidated VIEs	Jurisdiction of Incorporation	Percentage owned by Registrant
Hywin Fund Distribution Co., Ltd.* (海银基金销售有限公司)	PRC	100%
Hywin Financial Consulting Co., Ltd.* (海银财务咨询有限公司)	PRC	100%
Hywin Wealth Information Technology Service Co., Ltd.* (海银财富信息技术服务有限公司)	PRC	100%
Haiteng Enterprise Consulting (Shanghai) Co., Ltd.* (海腾企业咨询(上海)有限公司 )	PRC	100%
Haiyin Wealth Management (Hong Kong) Limited (海银财富(香港) 有限公司)	Hong Kong	100%
Haiyin Insurance (Hong Kong) Co., Limited (海银保险（香港）有限公司)	Hong Kong	100%
Hywin International Insurance Broker Limited (海银国际保险经纪有限公司)	Hong Kong	100%
Haiyin International Asset Management Limited (海银国际资产管理有限公司)	Hong Kong	100%
Hywin Asset Management (Hong Kong) Limited (海银资产管理（香港）有限公司)	Hong Kong	100%
Hywin Wealth Fiduciary Services (Hong Kong) Limited (海银财富传承服务(香港)有限公司 )	Hong Kong	100%

*	The English name of this subsidiary, consolidated VIE or subsidiary of consolidated VIE, as applicable, has been translated from its Chinese name.